Exhibit 3.1

D PC	The Commonwealth of Massachusetts

William Francis Galvin
Secretary of the Commonwealth
One Ashburton Place, Boston, Massachusetts 02108-1512

Restated Articles of Organization

(General Laws Chapter 156D, Section 10.07; 950 CMR 113,35)

(1)                                 Exact name of corporation:  MicroFinancial Incorporated

(2)                                 Registered office address:  16 New England Executive Park, Suite 200, Burlington, MA 01803

(number, street, city or town, state, zip code)

(3)                                 Date adopted: January 23, 2015

(month, day, year)

(4)                                 Approved by:

(check appropriate box)

☐            the directors without shareholder approval and shareholder approval was not required;

OR

☒                                  the board of directors and the shareholders in the manner required by G.L. Chapter 156D and the corporation’s articles of organization.

(5)                                 The following information is required to be included in the articles of organization pursuant to G.L. Chapter 156D, Section 2.02 except that the supplemental information provided for in Article VIII is not required:*

ARTICLE I

The exact name of the corporation is:

MicroFinancial incorporated

ARTICLE II

Unless the articles of organization otherwise provide, all corporations formed pursuant to G.L. Chapter 156D have the purpose of engaging in any lawful business.  Please specify if you want a more limited purpose:**

* Changes to Article VIII must be made by filing a statement of change of supplemental information form.

** Professional corporations governed by G.L Chapter 156A and must specify the professional activities of the corporation.

ARTICLE III

State the total number of shares and par value,* if any, of each class of stock that the corporation is authorized to issue.  All corporations must authorize stock.  If only one class or series is authorized, it is not necessary to specify any particular designation.

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
		Common	2,000	$0.01

ARTICLE IV

Prior to the issuance of shares of any class or series, the articles of organization must set forth the preferences, limitations and relative rights of that class or series.  The articles may also limit the type or specify the minimum amount of consideration for which shares of any class or series may be issued.  Please set forth the preferences, limitations and relative rights of each class or series and, if desired, the required type and minimum amount of consideration to be received.

Intentionally omitted.

ARTICLE V

The restrictions, if any, imposed by the articles or organization upon the transfer of shares of any class or series of stock are:

None.

ARTICLE VI

Other lawful provisions, and if there are no such provisions, this article may be left blank.

See Article VI attached hereto and made a part hereof.

Note: The preceding six (6) articles are considered to be permanent and may be changed only by filing appropriate articles of amendment.

* G.L. Chapter 156D eliminates the concept of par value, however a corporation may specify par value in
Article III. See G.L. Chapter 156D, Section 6.21, and the comments relative thereto.

ARTICLE VII

The effective date of organization of the corporation is the date and time the articles were received for filing if the articles are not rejected within the time prescribed by law.  If a later effective date is desired, specify such date, which may not be later than the 90th day after the articles are received for filing:

It is hereby certified that these restated articles of organization consolidate all amendments into a single document.  If a new amendment authorizes an exchange, or effects a reclassification or cancellation, of issued shares, provisions for implementing that action are set forth in these restated articles unless contained in the text of the amendment.

Specify the number(s) of the article(s) being amended:  Article II, Article III, Article IV, Article V, Article VI and Article VII

Signed by:	/s/ Richard F. Latour
(signature of authorized individual)	Richard F. Latour, President
MicroFinancial Incorporated

☐            Chairman of the board of directors,

☒           President,

☐            Other officer,

☐            Court-appointed fiduciary,

on this 23rd day of January, 2015

ARTICLE VI

6.1          The board of directors may make, amend, or repeal the by-laws in whole or in part, except with respect to any provision thereof which by virtue of an express provision in Chapter 156D of the Massachusetts General Laws, the articles of organization or the by-laws requires action by the shareholders.

6.2          The number of authorized shares of any class or series, the distinguishing designation thereof and the preferences, limitations and relative rights applicable thereto shall be set forth in the articles of organization or any amendment thereto approved by the board of directors.  All or a specified number of directors may be elected by the holders of one or more authorized classes or series of shares, as set forth in an amendment to these articles of organization.  At any time after the initial issuance of shares of any class or series, the board of directors may reclassify any unissued shares of the class or series into one or more existing or new classes or series.  Shares of any class or series may be issued as a share dividend in respect of shares of another class or series.

6.3          Action required or permitted by Chapter 156D of the Massachusetts General Laws to be taken at a shareholders’ meeting may be taken without a meeting if the action is taken by shareholders having not fewer than the minimum number of votes necessary to take the action at a meeting at which all shareholders entitled to vote on the action are present and voting.

6.4          If any provision of Chapter 156D of the Massachusetts General Laws would otherwise require the affirmative vote of more than a majority of the shares in any voting group for favorable action to be taken on a matter, favorable action may nevertheless be taken by vote of a majority of all the shares in the voting group entitled to vote on the matter.

6.5          To the maximum extent permitted by Chapter 156D of the Massachusetts General Laws, as the same exists or may hereafter be amended, no director of the corporation shall be personally liable to the corporation for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability.  No amendment to or repeal of the provisions of this paragraph shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any act or failure to act of such director occurring prior to such amendment or repeal.

6.6          The number of directors of the corporation shall be fixed in or specified in accordance with the bylaws.  The corporation may have fewer than three directors, notwithstanding the number of shareholders of the corporation.

6.7          The directors may specify the manner in which the accounts of the corporation shall be kept and may determine what constitutes net earnings, profits and surplus, what amounts, if any, shall be reserved for any corporate purpose, and what amounts, if any, shall be declared as dividends, Unless the board of directors otherwise specifies, the excess of the consideration for any share with par value issued by it over such par value shall be surplus.  The board of directors may allocate to capital less than all of the consideration for any share without par value issued by it, in which case the balance of such consideration shall be surplus.  All surplus shall be available for any corporate purpose, including the payment of dividends.

6.8          The purchase or other acquisition by the corporation of its own shares shall not be deemed a reduction of its capital.  Upon any reduction of capital or shares, no shareholder shall have any right to demand any distribution from the corporation, except as and to the extent that the shareholders shall have provided at the time of authorizing such reduction.